WAIVER

WAIVER (this “Waiver”) dated as of July 16, 2007, with respect to the Credit Agreement referred to below, between The Shaw Group Inc. (the “Borrower”) and BNP Paribas, as administrative agent (in such capacity, the “Agent”) pursuant to authority granted by the Required Lenders.

Reference is made to the Credit Agreement dated as of April 25, 2005 among the Borrower, the “Guarantors” party thereto, the “Lenders” party thereto and the Agent (as amended by Amendment No. 1 dated as of October 3, 2005, Amendment No. 2 dated as of February 27, 2006, Amendment No. 3 dated as of June 20, 2006 and Amendment No. 4 dated as of October 13, 2006, and as modified and supplemented and in effect from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have their respective meanings under the Credit Agreement.

The Borrower and the Lenders have entered into a Waiver dated as of April 16, 2007 between the Borrower and the Agent (pursuant to authority granted by the Required Lenders) (the “Existing Waiver”), pursuant to which the Required Lenders waived compliance by the Borrower with the 45 day period set forth in Section 6.1(b) of the Credit Agreement, with respect to the furnishing by the Borrower of certain financial statements relating to its fiscal quarter ended February 28, 2007 (the “February 28, 2007 Financial Statements”). The Borrower has requested the Lenders to provide (i) a further extension of the deadline for delivery of such financial statements under the Existing Waiver and (ii) an extension of the deadline for delivery of its unaudited consolidated financial statements for the fiscal quarter ended May 31, 2007 required under Section 6.1(b) of the Credit Agreement. The Borrower has advised the Lenders that it expects to furnish such financial statements within 45 days after the date hereof.

In recognition of the foregoing, solely with respect to the Borrower’s fiscal quarters ended February 28, 2007 and May 31, 2007, the Agent (acting with the written consent of the Required Lenders) hereby waives compliance by the Borrower with the 45 day period set forth in Section 6.1(b) of the Credit Agreement (and, in the case of the February 28, 2007 Financial Statements, as extended by the Existing Waiver); provided that the Borrower covenants and agrees to furnish to the Lenders its unaudited consolidated financial statements required under Section 6.1(b) of the Credit Agreement (and accompanied by the other certificates and information required under Sections 6.1(d), 6.1(k) and 6.1(l) of the Credit Agreement) within 45 days after the date hereof.

The Borrower represents and warrants to the Lenders that, after giving effect to this Waiver, no Default or Unmatured Default shall have occurred from the date of the Borrower’s most recent audited financial statements furnished pursuant to Section 6.1(a) to and including the date hereof.

This Waiver shall become effective upon (i) execution of one or more counterparts hereof by the Borrower and by the Agent pursuant to authority granted by the Required Lenders and (ii) payment by the Borrower of such fees and expenses as the Borrower shall have agreed to pay to any Lender or the Agent in connection herewith (including, without limitation, legal fees and expenses of counsel to the Agent); provided, that this Waiver shall cease to be in effect if (but only if) the Borrower fails to furnish to the Lenders the financial statements, certificates and information referred to above within 45 days after the date hereof.

This Waiver contains the final and complete integration of all prior expressions by the Borrower and the Lenders with respect to the subject matter hereof and shall constitute the entire agreement between the Borrower and the Lenders with respect to the subject matter hereof superseding all prior oral or written understandings. The substance of the waivers contained herein are limited precisely as written and shall not be deemed to be a waiver of any other provision of the Credit Agreement. Except as expressly provided herein, the Credit Agreement shall remain unchanged and in full force and effect. This Waiver may be executed in counterparts, and delivery of a counterpart signature page to this Waiver by facsimile shall be effective as delivery of an original manually executed counterpart of this Waiver. This Waiver shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed and delivered as of the day and year first above written.

THE SHAW GROUP INC.

By:	/s/ Dirk J. Wild

Name: Dirk J. Wild Title: Interim Chief Financial Officer, Senior Vice President and

Chief Accounting Officer

AGENT:

BNP PARIBAS, as Agent

By:	/s/ Jamie Dillon

Name: Jamie Dillon Title: Managing Director
By:	/s/ Katherine Wolfe

Name: Katherine Wolfe

Title: Managing Director